Exhibit 10.13

SIDE LETTER AGREEMENT

THIS SIDE LETTER AGREEMENT (this “Side Letter”) is made as of February 22, 2024 (the “Effective Date”) between DNF GROUP SDN. BHD., a Malaysian company, (Company Registration No: 200801028476 (829803-X), the “Company”), and Dato’ Mizal Zaini, an employee of the Company with mailing address at *** (the “Employee”).

WHEREAS:

A.	Reference is made to that certain Employment Contract dated April 23, 2021, between the Company and the Employee (the “Employment Contract”).

B.	Pursuant to a Celebrity Marketing Agreement entered into between the Employee and the Company, the Employee provided certain marketing and endorsement services to the Company for a term commencing on January 1, 2022, and ending on December 31, 2022. After the expiration of the Celebrity Marketing Agreement, the Employee continued to provide such services to the Company as part of his responsibilities as an employee of the Company. To formalize this ongoing arrangement, the parties hereto desire to enter into this Side Letter under which the Employee will continue to provide such services on the terms set forth herein.

NOW THEREFORE THIS SIDE LETTER WITNESSES that, in consideration of the agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.	Description of Services. In his capacity as an employee of the Company, the Employee agrees to endorse the Company’s products and services (the “Products”) by (i) appearing on any website, application, radio program, other video and/or audio programming, all forms of mobile or wireless content, as well as on merchandise, internet domain names, and all other online, digital, electronic and print product and services owned, operated or produced by or for the Company, including its divisions and subsidiaries, in relation to the Company’s business; and (ii) producing advertisements, making public appearances, and posting content about the Company on social media. The Employee will use his best efforts to promote the Products and generate positive public relations for the Company.

The Company agrees that any use of the Property (as defined below) for advertising, promotional or sale purposes will be approved by the Employee.

Except as stated herein, no other rights or privileges are granted to the Company by the Employee.

“Property” as stated herein shall mean the Employee’s name, nicknames, initials, autograph, facsimile signature, photograph, image, likeness, voice, video portrayals, biographical data, character, symbols, and/or other endorsement, and any variations or deviations thereof.

2.	Intellectual Property Rights. All intellectual property rights (including, but not limited to, copyrights, trademarks, and trade secrets) in any materials created as part of the endorsement (including, but not limited to, commercials, social media posts, and other promotional materials) as described in Section 1 shall be owned by the Company.

3.	Term. Unless terminated earlier in accordance with Section 7 hereof, the term of this Side Letter shall commence on the Effective Date and terminate upon the termination of the Employee’s employment with the Company (the “Term”).

4.	Expenses. The Company will pay all reasonable out of pocket expenses incurred by the Employee in connection with (i) participating in sessions for the production of photographs, or radio, television, video or other multi-media programming for use in the Products’ advertising or promotional materials, and (ii) making public appearances for the purpose of promoting the Company’s Products.

5.	Reservation of Rights.

(a)	Except as stated herein, Employee shall retain all rights in and to his right of publicity, and the endorsement during the Term of this Side Letter. For the avoidance of doubt, during the Term, Employee (i) is entitled to engage in various public activities which include, without limitation, appearances at public events, participation in media interviews, endorsements of products or services, participation in social media activities, and any other public appearances or engagements that contribute to or are consistent with Employee’s public persona, and (ii) may grant any other party rights, permissions, or licenses to use the Property, provided that such activities or grants: (x) are not directly competitive with the Company’s business or interests; (y) do not infringe upon the Company’s intellectual property or proprietary rights; and (z) are conducted in a manner that would not reasonably be expected to cause reputational damage or financial harm to the Company.

(b)	It is understood and agreed that Employee shall retain all right, title, and interest in his likeness, name, and/or trademarks, where applicable, except for rights granted hereunder.

(c)	The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

6.	Representations, Warranties and Indemnity.

(a)	Employee represents and warrants to the Company that he is the owner free and clear of the rights granted herein, and has the full right, power, legal capacity and authority to grant the rights herein.

(b)	The Company agrees to protect, indemnify and hold Employee harmless from and against any and all expenses, damages, claims, suits, actions, judgments and cost whatsoever, including attorney’s fees, arising out of, or in any way connected with any claim action which arises from the use of the endorsed Products, the use of Employee’s endorsement, or the performance of Employee’s obligations hereunder.

7.	Special Right of Termination by Employee. Employee shall have the right to terminate this Side Letter upon the Company’s failure to cure within thirty (30) days of receipt of prior written notice to Company in the event of occurrence of any of the following contingencies: (i) if the Company is adjudicated insolvent, declares bankruptcy or fails to continue its advertising business, or (ii) if the Company fails to make timely payment to Employee of any sums due pursuant to this Side Letter.

8.	Confidentiality. The parties hereto undertake to keep all materials, data and information which are not within the public domain furnished or communicated by or on behalf of one party to the other party, confidential (“Confidential Information”) and will not disclose to any third party any Confidential Information without the prior written consent of the other party. Confidential and proprietary information includes but is not limited to the following:

(a)	any information relating in any way to the creation or development of the Company’s business and/or the Products; and

(b)	and information relating to the way the Company conducts its business including but not limited to, internal business procedures, business licensing strategies and techniques, technical and engineering information, ideas for new services, marketing strategies and information relating to financial data, as well as sales and pricing strategies.

This Section shall survive the termination and/or expiry of this Side Letter.

9.	Governing Law. This Side Letter shall be governed by and construed in accordance with the laws of Malaysia. Any dispute arising out of or in connection with this Side Letter shall be resolved in accordance with the procedures set forth in the Employment Contract.

10.	Miscellaneous. This Side Letter shall not confer any rights or remedies upon any person other than the parties to this Side Letter and their respective successors and permitted assigns. This Side Letter shall constitute the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. The Section headings contained in this Side Letter are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Side Letter. No amendment of any provision of this Side Letter shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any term or provision of this Side Letter that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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IN WITNESS WHERE OF the parties hereto have executed this Side Letter on the date first above written.

DNF GROUP SDN. BHD.

By:	/s/ Dato’ Mizal Zaini
Name:	Dato’ Mizal Zaini
Title:	Chief Executive Officer

DATO’ MIZAL ZAINI

/s/ Dato’ Mizal Zaini